Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 14, 2021, Synthetic Biologics, Inc. (the “Company” or the “Buyer”) entered into a Share Purchase Agreement (the “Agreement” or “SPA”) with VCN Biosciences, S.L. (“VCN”) and each of VCN’s shareholders (the “Sellers”) pursuant to which the Company would purchase 100% of VCN’s capital stock in exchange for total consideration consisting of $4.7 million (the “Closing Cash Consideration”), 26,395,303 of shares of the Company’s common stock (equal to 19.99% of outstanding shares of common stock on the Closing Date) (the “Closing Shares”) and certain contingent milestone payments of up to $70.25 million payable in cash (the “Milestone Payments” and, collectively with the Closing Cash Consideration and the Closing Shares, the “Total Consideration”). The transaction is hereinafter referred to as the “Acquisition.” The Acquisition closed on March 10, 2022 (the “Closing” or the “Closing Date”).

VCN is a private limited company founded in Spain in 2009 and is headquartered in Barcelona. VCN’s operations consist primarily of research and development activities with respect to certain biotechnologies and VCN is in its early stages of development. The Acquisition is legally structured pursuant to Spanish law to result in the tax-free purchase of shares. After the Closing, VCN continued its current legal structure as a private limited company (sociedad limitada) formed under the laws of Spain and became a wholly owned subsidiary of Company.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are based on the historical audited financial statements of the Company and VCN. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Acquisition as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Acquisition took place on that date.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The combined company’s actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information herein has been adjusted to depict the accounting of a business combination for the Acquisition (“Transaction Accounting Adjustments”), which reflect the application of the purchase accounting required by U.S. GAAP and SEC rules and regulations, linking the effects of the Acquisition to the historical consolidated financial statements. The unaudited pro forma combined financial information does not present any synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”) and only presents Transaction Accounting Adjustments. The unaudited pro forma condensed combined financial statements reflect management’s preliminary and best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Acquisition based on information currently available. Certain valuations and studies necessary to finalize the determination of estimated fair values and estimated useful lives, are incomplete as of the date of this filing. As final valuations are performed, increases or decreases in the unaudited pro forma condensed combined fair value of assets acquired and liabilities assumed may result in adjustments, which may be material, to the balance sheet and/or statements of operations.

The unaudited preliminary pro forma adjustments for the Acquisition were made primarily to reflect the following Transaction Accounting Adjustments:

•	the Acquisition

•	changes in the carrying values of certain assets and liabilities based on a preliminary valuation analysis to reflect their estimated fair values on the Closing Date, including values assigned to previously unrecognized intangible assets;

•	transaction costs and fees in connection with the Acquisition; and

•	the effect of the above adjustments on the Company’s income tax provision.

In addition to the Transaction Accounting Adjustments noted above, certain reclassifications and adjustments were made to VCN’s historical financial statements to conform them to generally accepted accounting principles in the U.S., reclassify VCN’s financial statement presentation to align them with the Company’s presentation, and to translate VCN’s reporting currency (the Euro) to the Company’s reporting currency (the U.S. dollar).

	Synthetic Biologics, Inc. Unaudited Pro Forma Consolidated Balance Sheet As of December 31, 2021 (Amounts in thousands)
	Synthetic Biologics, Inc. Historical	VCN Biosciences, S.L., Historical Note 3	Reclassifications and Basis of Accounting Adjustments (VCN) Note 3		Translation of VCN Historical Financial Statements to USD Reporting Currency Note 3	Transaction Accounting Adjustments Note 4		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$67,325	€-	€-		$-	$(4,700	)(1)	$62,625
Accounts receivable, net	-	6	2,069	(B)	2,350	-	(1)	2,350
Inventory, net	-	-	-		-	-		-
Prepaid expenses and other current assets	1,533	2,069	(2,069	)(B)	-	-		1,533
Total current assets	68,858	2,075	-		2,350	(4,700)		66,508

Property and equipment, net	101	207	-		234	-		335
Right of use assets	1,383	-	-		-	-		1,383
Intangible assets and goodwill	-	-	-		-	28,846	(2)	28,846
Deferred tax assets, net	-	66	(66	)(A)	-	-		-
Other noncurrent assets	23	889	-		1,007	-		1,030
Total assets	$70,365	€3,237	€(66)		$3,591	$24,146		$98,102

Liabilities, Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$524	€1,035	€(106	)(C)	1,052	194	(3)	$1,770
Accrued expenses	1,928	-	106	(C)	120	-		2,048
Accrued employee benefits	978	-	-		-	-		978
Loan payable, current portion	-	331	-		375	-		375
Operating lease liabilities	124	-	-		-	-		124
Total current liabilities	3,554	1,366	-		1,547	194		5,295

Contingent consideration	-	-	-		-	12,789	(1)	12,789
Deferred tax liabilities, net	-	-	-		-	5,392	(2)	5,392
Loan payable, net of current portion	-	1,245	-		1,410	-		1,410
Operating lease liabilities	1,403	-	-		-	-		1,403
Other liabilities	-	-	-		-	-		-
Total liabilities	4,957	2,611	-		2,957	18,375		26,289

Stockholders' deficit
Preferred stock	-	-	-		-	-		$-
Common stock	132	216	-		245	(219	)(1), (4)	158
Additional paid-in capital	336,560	14,757	-		16,710	(10,137	)(1), (4)	343,133
Accumulated other comprehensive income	-	-	-		-	-		-
Accumulated deficit	(271,284)	(14,347)	(66	)(A)	(16,321)	16,127	(3), (4)	(271,478)
Total stockholders’ deficit	65,408	626	(66)		634	5,771		71,813

Total liabilities, preferred stock and stockholders’ deficit	$70,365	€3,237	€(66)		$3,591	$24,146		$98,102

	Synthetic Biologics, Inc. Unaudited Pro Forma Statement of Operations For the year ended December 31, 2021 (Amounts in thousands)
	Synthetic Biologics, Inc. Historical	VCN Biosciences, S.L. Historical Note 3	Reclassifications and Basis of Accounting Adjustments (VCN) Note 3		Translation of VCN Historical Financial Statements to USD Reporting Currency Note 3	Transaction Accounting Adjustments Note 4	Pro Forma Combined
Operating expenses
Research and development	$7,800	€-	€1,689	(D)	$2,000	$-	$9,800
General and administrative	6,474	2,443	(1,689	)(D)	893	194 (3)	7,561
Total operating expenses	14,274	2,443	-		2,893	194	17,361

Operating loss	(14,274)	(2,443)	-		(2,893)	(194)	(17,361)

Other income (expense)
Interest and other income	6	45	-		53	-	59
Interest and other expense	-	(64)	-		(76)	-	(76)
Total other income (expense)	6	(19)	-		(23)	-	(17)

Provision (benefit) for income taxes	-	(679)	66	(A)	(726)	-	(726)

Net loss	$(14,268)	€(1,783)	€(66)		$(3,642)	$(194)	$(18,104)

Net Loss Attributable to Non-controlling Interest	(1)		€-		-	$-	(1)
Net Loss Attributable to Synthetic Biologics, Inc.	(14,267)	(1,783)	(66)		(3,642)	(194)	(18,103)

Effect of Series A Preferred Stock Price Adjustment	(7,402)	-	-		-	-	(7,402)
Series A and B Preferred Stock Dividends	(1,520)	-	-		-	-	(1,520)
Net Loss Attributable to Common Stockholders	$(23,189)	€(1,783)	€(66)		$(3,642)	$(194)	$(27,025)

Net loss per common share - basic and diluted	$(0.19)						$(0.18)
Weighted average shares outstanding - basic and diluted	121,875					26,395 (5)	148,270

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On December 14, 2021, Synthetic Biologics, Inc. (the “Company” or the “Buyer”) entered into a Share Purchase Agreement (the “Agreement” or “SPA”) with VCN Biosciences, S.L. (“VCN”) and each of VCN’s shareholders (the “Sellers”) pursuant to which the Company would purchase 100% of VCN’s capital stock in exchange for total consideration consisting of $4.7 million (the “Closing Cash Consideration”), 26,395,303 of shares of the Company’s common stock (equal to 19.99% of outstanding shares of common stock on the Closing Date) (the “Closing Shares”) and certain contingent milestone payments of up to $70.25 million payable in cash (the “Milestone Payments” and, collectively with the Closing Cash Consideration and the Closing Shares, the “Total Consideration”). The transaction is hereinafter referred to as the “Acquisition.” The Acquisition closed on March 10, 2022 (the “Closing” or the “Closing Date”).

VCN is a private limited company founded in Spain in 2009 and is headquartered in Barcelona. VCN’s operations consist primarily of research and development activities with respect to certain biotechnologies and VCN is in its early stages of development. The Acquisition is legally structured pursuant to Spanish law to result in the tax-free purchase of shares. After the Closing (as defined below), VCN continued its current legal structure as a private limited company (sociedad limitada) formed under the laws of Spain and became a wholly owned subsidiary of Company.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and the regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are intended to show how the Acquisition might have affected the historical financial statements if the Acquisition had been completed on January 1, 2021 for the purpose of the statement of operations for the year ended December 31, 2021 and on December 31, 2021 for the purpose of the balance sheet.

The Acquisition will be accounted for as a business combination, with the Company treated as the “acquirer” and VCN treated as the “acquired” company for financial reporting purposes. Under the acquisition method of accounting, the total estimated purchase price of an acquisition allocated to the net tangible and intangible assets is based on their estimated fair values. Such valuations are based on available information and certain assumptions that management believes are reasonable. The preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is based on various preliminary estimates. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information includes certain reclassifications to conform the historical financial statement presentation of VCN to the Company. See “Note 3 – Reclassifications and Conforming Basis Adjustments” herein for additional information on the reclassifications.

Certain disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in these unaudited pro forma condensed combined financial statements as permitted by SEC rules and regulations.

3.	Reclassifications and Conforming Basis Adjustments

Certain financial statement line items contained in VCN’s historical financial statements have been aligned to conform to the Company’s financial statement presentation, as follows:

As presented in VCN Biosciences, SL Historical Financial Statements		As aligned with Synthetic Biologics, Inc. Historical Financial Statements
Balance Sheet:
Other receivables	€6	Accounts receivable, net
Current financial investments in Group and related companies	€2,069	Prepaid expenses and other current assets
Fixed assets	€207	Property and equipment, net
Non-current financial investments in Group and related companies	€889	Other noncurrent assets
Deferred tax assets	€66	Deferred tax assets, net
Trade and other payables	€1,035	Accounts payable
Current financial liabilities	€329	Loans payable, current
Current loans with Group and related companies	€2	Loans payable, current
Non-current financial liabilities	€1,245	Loan payable, net of current portion
Share capital	€216	Common stock
Share premium	€14,757	Additional paid-in capital
Retained earnings	€(14,347)	Accumulated deficit

Statement of Operations:
Other operating income	€(192)	General and administrative expenses
Personnel expenses	€550	General and administrative expenses
Other operating expenses	€2,018	General and administrative expenses
Amortisation and depreciation	€67	General and administrative expenses
Financial income	€45	Interest and other income
Financial expenses	€(58)	Interest and other expenses
Exchange losses	€(7)	Interest and other expenses
Income tax benefit	€(679)	Provision (benefit) for income taxes

Additionally, certain adjustments have been made to VCN’s historical financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS-IASB”) to conform them to U.S. GAAP and to separately present and reclassify certain financial statement items. In addition, certain adjustments have been made to conform VCN’s accounting policies to those of the Company. At the current time, we are not aware of any material differences in accounting policies that would have a material impact on the pro forma financial information.

Following the Acquisition date, we will conduct a review of VCN’s accounting policies during its integration to determine if there are any additional differences that require adjustments of VCN’s expenses, assets, or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify further differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial information.

Reclassifications and adjustments are presented in the accompanying pro forma financial statements, as follows:

(A)	To adjust provision (benefit) for income taxes pursuant to IFRS-IASB to conform to ASC 740 – Income Taxes, to establish a valuation allowance against deferred tax assets that are not more likely than not to be recoverable.

(B)	Reclassification of accounts receivable and prepaid expenses to align with the Company’s financial statement classification.

(C)	Reclassification of accounts payable and accrued expenses to align with the Company’s financial statement classification.

(D)	Reclassification of research and development expenses to align with the Company’s financial statement classification, derived from information contained in Note 13 to VCN’s historical financial statements.

Because VCN’s historical reporting currency is the Euro, all VCN balance sheet amounts have been translated into the Company’s U.S. dollar reporting currency using the exchange rate as of December 31, 2021. All VCN statement of operations amounts have been translated into the Company’s U.S. dollar reporting currency using the average exchange rates for the year ended December 31, 2021.

4.	Transaction Accounting Adjustments

These adjustments represent the Transaction Accounting Adjustments, giving effect to the Acquisition, as follows:

(1)	Purchase Consideration

The purchase consideration is estimated to be $24.5 million, as follows (in thousands):

($ in thousands)
Cash paid at closing	$4,700
Effective settlement of pre-existing obligations	417
Fair value of common stock issued to Sellers	6,599
Fair value of contingent consideration	12,789
$24,505

The fair value of the 26,395,303 shares of common stock issued to the Sellers was determined using the quoted closing price of the Company’s common stock on March 10, 2022 of $0.25 per share.

The effective settlement of pre-existing obligations relates to a pre-Closing loan made by the Company to VCN for $0.4 million which is effectively settled upon Closing. VCN’s historical accumulated deficit has been adjusted to reflect the settlement.

(2)	Allocation of Purchase Price

The following table summarizes the allocation of the purchase consideration to the assets acquired and liabilities assumed on December 31, 2021, based on their preliminary estimated fair values:

Estimated fair value ($ in thousands)
Prepaid expenses and other current assets	$417
Receivables	$2,350
Property and equipment	234
In-process research and development intangible asset	21,566
Goodwill	7,280
Other assets	1,007
Deferred tax assets (liabilities), net	(5,392)
Accounts payable	(1,052)
Accrued expenses	(120)
Other long-term liabilities	(1,785)

Total purchase consideration	$24,505

The in-process research and development (“IPR&D”) intangible asset relates to VCN’s lead product candidate, VCN-01, which is being studied in clinical trials for pancreatic cancer and retinoblastoma. VCN-01 is designed to be administered systemically, intratumorally or intravitreally, either as a monotherapy or in combination with standard of care, to treat a wide variety of cancer indications. VCN-01 is designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. Degrading the tumor stroma has been shown to improve access to the tumor by the virus and additional therapies such as chemo- and immuno-therapies. Importantly, degrading the stroma exposes tumor antigens, turning “cold” tumors “hot” and enabling a sustained anti-tumor immune response. VCN has the rights to four exclusive patents for proprietary technologies, as well as technologies developed in collaboration with the Virotherapy Group of the Catalan Institute of Oncology (“ICO-IDIBELL”), with a number of additional patents pending. The IPR&D has an indefinite life until such time it is impaired or the on-going research and development effort is completed. Prior to such time the IPR&D asset is not amortized. Goodwill is considered an indefinite lived asset and is not amortizable. The Acquisition was structured as a tax-free reorganization for tax purposes and, therefore, the Company received carry over basis for tax purposes in the assets acquired and liabilities assumed. The Company’s existing deferred tax assets and liabilities remain fully valued after the Acquisition. A deferred tax liability was established for the IPR&D intangible asset and will reverse when the IPR&D asset is impaired or amortized. A deferred tax liability was not established for the goodwill since it not tax deductible in any taxing jurisdiction.

The Transaction Accounting Adjustments reflect the Acquisition as a business combination using the acquisition method of accounting. The pro forma condensed combined financial statements reflect management’s preliminary and best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Acquisition based on information currently available. Certain valuations and studies necessary to finalize the determination of estimated fair values and estimated useful lives are incomplete as of the date of this filing. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed may result in adjustments, which may be material, to the unaudited pro forma condensed combined balance sheet and/or statements of operations.

(3)	Transaction Expenses

Represents the pro forma impact to the balance sheet of accruing approximately $0.1 million of transaction expenses incurred subsequent to December 31, 2021 with an offsetting increase to accumulated deficit.

(4)	Elimination of VCN Historical Equity

Represents the pro forma impact of eliminating VCN’s historical accumulated deficit of $16.3 million, historical common stock of $0.2 million and historical additional paid-in capital of $16.7 million.

5.	Net Loss Per Share

Pro forma net loss attributable to common stockholders as originally reported for the year ended December 31, 2021 is adjusted for the pro forma impacts of the Acquisition. Basic and diluted weighted average shares outstanding as originally reported are adjusted to reflect the effects of the issuance of 26,395,303 shares of common stock to the Sellers as of January 1, 2021.